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                                                                  Exhibit 99.3

                                ESCROW AGREEMENT

     ESCROW AGREEMENT, dated as of May 10, 1999, (the "Agreement"), between National Auto Credit, Inc., a Delaware corporation (the "Company"), Ernest C. Garcia II (the "Investor") and Gordon, Fournaris & Mammarella, P.A., a Delaware professional corporation, as Escrow Agent (the "Escrow Agent").

     WHEREAS, the Investor and the Company are parties to a Letter Agreement (the "Letter Agreement"), dated as of the date hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Definitions. Terms used without definition herein shall have the respective meanings ascribed thereto in the Letter Agreement.

     2. Appointment of Escrow Agent; Deposit of Shares and Funds in Escrow.
The Company and the Investor hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein. Within two business days of the date hereof, the Company and the Investor shall have deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, (a) certificates registered in the name of the Investor (or other entities holding Common Stock beneficially owned by the Investor) evidencing the Shares (together with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer in favor of the Company), which, for the avoidance of doubt, constitute 2,849,630 shares of Common Stock and (b) funds (the "Funds") in the amount of $3,274,445, which, for the avoidance of doubt, constitutes the consideration to be paid by the Company to the Investor upon exercise of the Option, without giving effect to the making of the Second Payment and the deduction from such consideration required in connection therewith; provided that upon the making of the Second Payment (which the Company agrees to give the Escrow Agent concurrent notice of), the Funds shall be reduced by $250,000 in accordance with Section 3 hereof. The Escrow Agent shall hold, manage, administer, distribute and dispose of the Shares and the Funds in accordance with the terms and conditions of this Agreement. The Escrow Agent shall hold the Shares and the Funds in the escrow created hereunder in its principal offices in the City of Wilmington, Delaware; provided that, the Escrow Agent may, at the instruction and expense of the Company, deposit the Funds in an insured interest bearing account with a commercial bank located in the State of Delaware with total capital and surplus in excess of $500 million (it being agreed and understood that all interest in respect of the Funds shall be credited for the account of the Company).

     3. Release of Shares and Funds From Escrow. The Escrow Agent shall hold the Shares and the Funds in escrow in accordance with this Agreement and shall release the Shares and the Funds only as follows:

          (a) Upon the exercise of the Option by the Company (or any third-party which the Company has, in accordance with the Letter Agreement, transferred the Option to), the Escrow Agent shall release the Shares and the Funds from the escrow created hereunder and deliver the Shares to the Company (or such third-party transferee) and deliver the Funds to the Investor. The Company shall concurrently notify the Escrow Agent of its exercise of the Option.
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          (b)  If the Company has not exercised the Option, upon the expiration of the Term or in the event of a breach of this Agreement or the Letter Agreement resulting in a termination of Agreement and the Letter Agreement, the Escrow Agent shall release the Shares and the Funds from the escrow created hereunder and deliver the Shares to the Investor and deliver the Funds to the Company.

          (c) Any delivery required to be made hereunder by the Escrow Agent shall be delivered in accordance with written instructions given to the Escrow Agent by the party entitled under this Agreement to receive such delivery.

          (d) Upon the giving or any notice of the making of any Second Payment by the Company pursuant to Section 2 hereof, the Escrow Agent shall release $250,000 of the Funds from the escrow created hereunder and deliver such amount to the Company.

          (e) Upon the release of the Shares and the Funds by the Escrow Agent in accordance with this Section 3, this Agreement and the escrow created hereunder shall terminate and the Escrow Agent shall be discharged from all further obligations hereunder.

     4. Conditions to Escrow. The Escrow Agent agrees to hold the Shares and the Funds and to perform in accordance with the terms and provisions of this Agreement. The Company and the Investor agree that the Escrow Agent does not assume any responsibility for the failure of the Company or the Investor to perform in accordance with the Letter Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

     (a) The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been executed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity. It is understood that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

     (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

     (c) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and


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instructions of such counsel. The reasonable costs of such counsel's services shall be paid to the Escrow Agent in accordance with Section 6 below.

     (d) The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by (i) the Letter Agreement or any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto or (ii) any waiver, modification, amendment, termination or rescission of this Agreement, in either case unless the Escrow Agent agrees thereto in writing.

     (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than 30 days following the date of such notice) when such resignation will take effect, provided, however, that until a successor escrow agent is appointed by the Investor and the Company and such successor accepts such appointment, the Escrow Agent shall continue to hold the Shares and the Funds and otherwise comply with the terms of this Agreement; and provided further that the parties to this Escrow Agreement agree to use their best efforts to mutually agree on a successor escrow agent within 30 days after the giving of Escrow Agent's notice and if no such successor escrow agent shall be appointed within 30 days of the Escrow Agent providing its notice, the Escrow Agent may, at the expense of the Company and the Investor, (i) appoint a successor escrow agent which shall be a national or state-chartered banking, trust or savings association or (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent. Any successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The resigning Escrow Agent shall thereupon be discharged from any further obligations under this Escrow Agreement.

     (f) Upon delivery of all of the Shares and all of the Funds pursuant to the terms of Section 3 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

     (g) The Escrow Agent shall not have any responsibility or liability for the completeness, correctness or accuracy of any transactions between the Investor, on the one hand, and the Company, on the other hand.

     (h) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Shares or the Funds which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall without liability of any kind, be entitled to hold the Shares and the Funds pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

     5. Indemnification. The Company and the Investor, jointly and severally, hereby agree to indemnify the Escrow Agent, its directors, officers, agents and employees and any person who "controls" the Escrow Agent within the meaning of
Section 15 of the Securities Act of 1933 (collectively, the "Indemnified Parties") for and to hold them harmless against any loss, liability or expense (including, without limitation, all expenses reasonably incurred in its investigation and defense


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and costs and expenses reasonably incurred in enforcing this right of indemnification) incurred without gross negligence or willful misconduct on the part of the Indemnified Parties arising out of or in connection with this Agreement. The provisions of this Section 5 shall survive the termination of this Agreement.

     6. Escrow Costs; No Right of Set-off. The Escrow Agent shall be entitled to be paid a fee of $4,500 for its services pursuant to this Agreement and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees), which fees, costs and expenses shall be paid from time to time by the Company. Nothing in this Section 6 limits the Escrow Agent's rights against the Company and the Investor for the payment of amounts due to the Escrow Agent under Section 5 above or the Escrow Agent's fees, costs and expenses hereunder.

     7. Miscellaneous.

     (a) Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties agree that the exclusive forum for all disputes arising out of this Agreement and the transactions contemplated hereby shall be the state courts of the State of Delaware.

     (b) Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     (c) Notices. All notices and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

          (i)  if to the Company, to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York 10019
          Attention:  Daniel D. Rubino, Esq.
          Facsimile:  (212) 728-8111

          (ii) if to the Investor, to:            with a copy
                                                  (which shall not constitute
                                                  notice) to:

          Ernest C. Garcia II                     Steven D. Pidgeon, Esq.
          2525 E. Camelback Road                  Snell & Wilmer L.L.P.
          Suite 1150                              One Arizona Center
          Phoenix, Arizona 85011                  Phoenix, Arizona 85004-0001
          Facsimile: (602) 522-3160               Facsimile: (602) 382-6070



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          (iii) if to the Escrow Agent, to:

          Gordon, Fournaris & Mammarella, P.A.
          1220 North Market Street, Suite 700
          Wilmington, DE 19801
          Facsimile: (302) 652-1142

or such other address or facsimile number as a party may hereafter specify by like notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided; (ii) if given via a nationally recognized courier service marked "Next Day Delivery," one business day following the date of the delivery to such courier service; (iii) if given via United States mail, five days after such notice is deposited in the mail in a postage pre-paid envelope; or (iv) if given by any other means, when delivered at the address specified herein.

     (d) Expenses and Taxes. Each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

     (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

     (f) Entire Agreement, Amendment and Waiver. This Agreement and the Letter Agreement constitute the entire understanding of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived only with the written consent of the Company and Investor. No course of dealing between the Company and Investor nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

     (g) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

     (h) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.


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          IN WITNESS WHEREOF, the parties hereto have executed this Escrow
Agreement on the date first written above.

                    NATIONAL AUTO CREDIT, INC.
                    _____________________________________

                    Name:
                    Title:

                    /s/ Ernest C. Garcia II
                    _____________________________________
                    ERNEST C. GARCIA II (*)


                    GORDON, FOURNARIS & MAMMARELLA, P.A.

                    By:__________________________________
                    Petrer S. Gordon, Esquire
                    President



                    (*) On his own behalf and, for purposes of delivery of 134,000 shares of Common Stock, on behalf of Verde Investments, Inc., as President.